Advantage Solutions Reports First Quarter Results with New Reporting Segments and Reaffirms its 2024 Outlook

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Management reaffirms its 2024 outlook as first-quarter results met expectations despite soft market conditions and higher-than-expected costs and investments.
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Inclusive of discontinued operations, revenues were $906 million, a 10% decline compared to the prior year and an increase of 1% when excluding the impact of divestitures, foreign exchange, and pass-through costs. Operating income was $31.3 million, which included a gain on a divestiture. Adjusted EBITDA was $79 million, which was in line with expectations.
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Disciplined capital allocation with debt and share repurchases of $51 million and $11.7 million, respectively.
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The Company completed the sale of Adlucent, a performance media agency, on May 1, 2024 representing the latest strategic move to focus on its core capabilities and build a strong balance sheet to enable growth.

ST. LOUIS, May 9, 2024 – Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage,” “Advantage Solutions,” the “Company,” “we,” or “our”), a leading business solutions provider to consumer goods manufacturers and retailers, today reported financial results for its first quarter ended March 31, 2024.

“I applaud our team for delivering financial results that were in line with our plan despite soft market conditions, higher-than-expected costs, and planned investments to enhance our capabilities,” said Advantage Solutions CEO Dave Peacock. “We remain on track to achieve our financial objectives in 2024.”

“We’re complementing our market expertise and unmatched insights with investments across technology and talent to bring more precision, speed, and efficiency to our commercial capabilities,” Peacock said. “We have a talented and dedicated team ready to take Advantage to a new level of service excellence for a higher return on investment that can generate significant value for our clients and shareholders.”

New Reporting Segments

Effective January 1, 2024, management revised the reportable segments of the Company to be Branded Services, Experiential Services, and Retailer Services.

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Branded Services offers capabilities in brokerage, branded merchandising, and omni-commerce marketing services to consumer goods manufacturers.
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Experiential Services expands the reach of consumer brands and retailer products to convert shoppers into buyers through sampling and product demonstration programs executed in-store and online.
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Retailer Services provides retailers with end-to-end advisory, retailer merchandising, and agency expertise to drive sales.

First Quarter 2024 Highlights Compared to the First Quarter of 2023

Unless otherwise stated, the consolidated financial results reflect continuing and discontinued operations.

Revenues

	Three Months Ended March 31,		Change
(amounts in thousands)	2024	2023	$	%
Branded Services	$344,529	$444,862	$(100,333)	(22.6%)
Experiential Services	307,351	257,167	50,184	19.5%
Retailer Services	227,123	242,353	(15,230)	(6.3%)
Total revenues from continuing operations	$879,003	$944,382	$(65,379)	(6.9%)

	Three Months Ended March 31,		Change
(amounts in thousands)	2024	2023	$	%
Branded Services	$19,171	$62,740	$(43,569)	(69.4%)
Experiential Services	5,984	3,007	2,977	99.0%
Retailer Services	1,888	1,854	34	1.8%
Total revenues from discontinued operations	$27,043	$67,601	$(40,558)	(60.0%)

Adjusted EBITDA by Segment

	Three Months Ended March 31,		Change
(amounts in thousands)	2024	2023	$	%
Branded Services	$41,400	$61,193	$(19,793)	(32.3%)
Experiential Services	17,125	6,862	10,263	149.6%
Retailer Services	20,235	24,015	(3,780)	(15.7%)
Total Adjusted EBITDA	$78,760	$92,070	$(13,310)	(14.5%)

Total revenues declined 10% to $906 million and increased by approximately 1%, excluding the impact of foreign exchange, divestitures, and pass-through costs, which were approximately $135 million and $110 million in 1Q’24 and 1Q’23, respectively.

The decline in revenues for Branded Services was driven primarily by revenues in the prior year associated with divested businesses and the European joint venture, which was deconsolidated in 4Q’23. Pass-through costs in 1Q’24 and 1Q’23 were $50 million and $41 million, respectively. Excluding these items and the impact of foreign exchange, revenues declined by approximately 3%. Additionally, revenues were adversely impacted by intentional client exits as well as soft market conditions that resulted in a decline in client orders and the timing of shipments to retail. This was partially offset by growth in omni-commerce marketing services.

Revenue growth for Experiential Services was driven by increased events per day and price realization. Excluding pass-through costs in 1Q’24 and 1Q’23 of approximately $85 million and $69 million, respectively, the year-over-year revenue growth was approximately 20%.

Retailer Services reported an approximately 6% decline in revenues partly due to the earlier timing for the Easter Holiday and a challenging comparison with the prior year. Partially offsetting the decline were increased activities associated with agency-related services and price realization in the quarter.

Operating income was $31.3 million, an increase of $39.6 million due to a gain on the divestiture of the foodservice business in 1Q’24 compared to a non-cash loss on disposal of assets and reorganization charges in both periods. Operating income was reduced by inflationary cost pressures related to wages and incentive compensation, which were not fully offset by price realization and costs related to internal reorganization activities. Investments in support services and technology solutions increased SG&A in 1Q’24.

Adjusted EBITDA was in line with management expectations, led by better-than-expected performance by Experiential Services and solid performance by Retailer Services. These favorable results helped to offset the adverse effects of high wage inflation that were not fully covered by price realization, soft market conditions, and planned client exits affecting Branded Services. Additionally, heavy investments were required to implement the company’s transformation strategy and support talent and technology development.

Reported net loss was $3.1 million compared to a net loss of $47.7 million in the prior year, which included the gain from the business sale and non-cash loss noted above.

Capital Structure and Balance Sheet Highlights

The Company continued to evaluate its service offerings, consistent with its stated strategy, to ensure more focus on its mission of converting shoppers into buyers for consumer goods companies and retailers. As part of that process, Advantage Solutions announced the sale of Adlucent, a performance media agency, to BarkleyOKRP. The transaction closed on May 1, 2024, and terms were not disclosed. Management expects to use the proceeds to further reduce debt consistent with the long-term objective of reducing net debt to Adjusted EBITDA to less than 3.5 times.

In the first quarter, the Company voluntarily repurchased $51 million of its senior secured notes at attractive discounts. The net leverage ratio was approximately 4.2x Adjusted EBITDA as of March 31, 2024. Approximately 89% of the debt outstanding is hedged or at a fixed interest rate.

The Company repurchased approximately five million of its outstanding shares since the start of the year pursuant to its stock repurchase program, including approximately two million shares in April 2024. These purchases are consistent with Advantage’s capital allocation philosophy to maximize returns for equity holders, including deleveraging its balance sheet and investing behind core business offerings to fuel future growth.

Capital expenditures were $16.2 million, slightly below expectations due to timing. These investments are focused on modernizing, transforming, and differentiating Advantage Solutions for future growth. Unlevered free cash flow was $39.1 million, or approximately 50% of Adjusted EBITDA. The efficient conversion of earnings into cash is a priority for the Company.

Fiscal Year 2024 Outlook

Management reaffirms its outlook for 2024 with revenues and Adjusted EBITDA growth in the range of low single digits, excluding the in-year impact of the completed divestitures on the 2023 results. Management plans to execute additional simplification objectives in 2024, including activities related to improving operating efficiencies and investments behind the business from a talent and technology perspective. As a result, capital expenditures are expected to be $90 million to $110 million, with a tapering in the spending planned for 2025 and a return to historical spending levels in 2026. Additional guidance metrics can be found in the Company’s supplemental earnings presentation.

Conference Call Details

Advantage will host a conference call at 8:30 am EDT on May 9, 2024 to discuss its first quarter 2024 financial performance and business outlook. To participate, please dial 877-407-4018 within the United States or +1-201-689-8471 outside the United States approximately 10 minutes before the scheduled start of the call. The conference call will also be accessible live via audio broadcast on the Investor Relations section of the Advantage website at ir.advantagesolutions.net.

A conference call replay will be available online on the investor section of the Advantage website. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing 844-512-2921 within the United States or +1-412-317-6671 outside the United States. The replay ID is 13745396.

About Advantage Solutions

Advantage Solutions is a leading provider of outsourced sales, experiential and marketing solutions uniquely positioned at the intersection of brands and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omni-channel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Advantage has offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia, Latin America and Europe through which the Company serves the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Included with this press release are the Company’s consolidated and condensed financial statements as of and for the three months ended March 31, 2024. These financial statements should be read in conjunction with the information contained in the Company’s Quarterly Report on Form 10-Q, to be filed with the Securities and Exchange Commission (the "SEC") on or about May 10, 2024.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected future performance of Advantage's business and projected financial results. Forward-looking statements generally relate to future events or Advantage’s future financial or operating performance. These forward-looking statements generally are identified by the words “may”, “should”, “expect”, “intend”, “will”, “would”, “could”, “estimate”, “anticipate”, “believe”, “predict”, “confident”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Advantage and its management at the time of such statements, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, market-driven wage changes or changes to labor laws or wage or job classification regulations, including minimum wage; the COVID-19 pandemic and other future potential pandemics or health epidemics; Advantage’s ability to continue to generate significant operating cash flow; client procurement strategies and consolidation of Advantage’s clients’ industries creating pressure on the nature and pricing of its services; consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing and technology programs and relationships; Advantage’s ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change; Advantage’s ability to maintain proper and effective internal control over financial reporting in the future; potential and actual harms to Advantage’s business arising from the Take 5 Matter; Advantage’s substantial indebtedness and our ability to refinance at favorable rates; and other risks and uncertainties set forth in the section titled “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the SEC on March 1, 2024, and in its other filings made from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Advantage assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures and Related Information

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA by Segment, Adjusted Unlevered Free Cash Flow and Net Debt. These are not measures of financial performance calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing Advantage’s financial results. Therefore, the measures are in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that Advantage’s presentation of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of historical non-GAAP measures to their most directly comparable GAAP counterparts are included below.

Advantage believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to Advantage’s financial condition and results of operations. Advantage believes that the use of Adjusted EBITDA, Adjusted EBITDA by Segment, Adjusted Unlevered Free Cash Flow, and Net Debt provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Advantage’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Additionally, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Advantage’s non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Adjusted EBITDA, inclusive of continuing and discontinuing operations, means net (loss) income before (i) interest expense, net, (ii) provision for (benefit from) income taxes, (iii) depreciation, (iv) impairment of goodwill and indefinite-lived assets, (v) amortization of intangible assets, (vi) gain on deconsolidation of subsidiaries, (vii) (gain) loss on divestitures, (viii) equity-based compensation of Karman Topco L.P., (ix) changes in fair value of warrant liability, (x) stock based compensation expense, (xi) fair value adjustments of contingent consideration related to acquisitions, (xii) acquisition and divestiture related expenses, (xiii) costs associated with COVID-19, net of benefits received, (xiv) EBITDA for economic interests in investments, (xv) reorganization expenses, (xvi) litigation expenses, (xvii) costs associated with (recovery from) the Take 5 Matter and (xviii) other adjustments that management believes are helpful in evaluating our operating performance.

Adjusted EBITDA by Segment means operating income from continuing operations plus operating income from discontinued operations before (i) depreciation, (ii) impairment of goodwill and indefinite-lived assets, (iii) gain on deconsolidation of subsidiaries, (iv) (gain) loss on divestitures, (v) equity-based compensation of Karman Topco L.P.,

(vi) changes in fair value of warrant liability, (vii) stock-based compensation expense, (viii) fair value adjustments of contingent consideration related to acquisitions, (ix) acquisition and divestitures related expenses, (x) costs associated with COVID-19, net of benefits received, (xi) EBITDA for economic interests in investments, (xii) reorganization expenses, (xiii) litigation expenses, (xiv) costs associated with (recovery from) the Take 5 Matter and (xv) other adjustments that management believes are helpful in evaluating our operating performance.

Adjusted Unlevered Free Cash Flow represents net cash provided by (used in) operating activities less purchase of property and equipment as disclosed in the Statements of Cash Flows further adjusted by (i) cash paid for income taxes; (ii) cash paid for acquisition and divestiture related expenses; (iii) cash paid for reorganization expenses; (iv) cash paid for costs associated with COVID-19, net of benefits received; (v) net effect of foreign currency fluctuations on cash; (vi) cash paid for costs associated with the Take 5 Matter; and (vii) other adjustments that management believes are helpful in evaluating our operating performance. Adjusted Unlevered Free Cash Flow as a percentage of Adjusted EBITDA means Adjusted Unlevered Free Cash Flow divided by Adjusted EBITDA.

Net Debt represents the sum of the current portion of long-term debt and long-term debt, less cash and cash equivalents and debt issuance costs. With respect to Net Debt, cash and cash equivalents are subtracted from the GAAP measure, total debt, because they could be used to reduce the debt obligations. We present Net Debt because we believe this non-GAAP measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and to evaluate changes to the Company's capital structure and credit quality assessment.

Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

This press release also includes certain estimates and projections of Adjusted EBITDA, including with respect to expected fiscal 2024 results. Due to the high variability and difficulty in making accurate estimates and projections of some of the information excluded from Adjusted EBITDA, together with some of the excluded information not being ascertainable or accessible, Advantage is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated or projected comparable GAAP measures is included and no reconciliation of such forward-looking non-GAAP financial measures is included.

Advantage Solutions Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2024	2023

Revenues	$879,003	$944,382
Cost of revenues (exclusive of depreciation and amortization shown separately below)	763,872	826,855
Selling, general, and administrative expenses	89,664	56,289
Depreciation and amortization	51,540	54,494
Income from unconsolidated investments	689	—
Total operating expenses	905,765	937,638
Operating (loss) income from continuing operations	(26,762)	6,744
Other expenses (income):
Change in fair value of warrant liability	287	(73)
Interest expense, net	35,761	47,165
Total other expenses	36,048	47,092
Loss from continuing operations before income taxes	(62,810)	(40,348)
Benefit from income taxes for continuing operations	(13,703)	(5,978)
Net loss from continuing operations	(49,107)	(34,370)
Net income (loss) from discontinued operations, net of tax	45,992	(13,308)
Net loss	(3,115)	(47,678)
Less: net income (loss) from discontinued operations attributable to noncontrolling interest	2,192	(91)
Net loss attributable to stockholders of Advantage Solutions Inc.	$(5,307)	$(47,587)

Net loss per common share:
Basic net loss per common share from continuing operations	$(0.15)	$(0.11)
Basic net income (loss) per common share from discontinued operations	$0.14	$(0.04)
Basic net loss per common share attributable to stockholders of Advantage Solutions Inc.	$(0.02)	$(0.15)

Diluted net loss per share:
Diluted net loss per common share from continuing operations	$(0.15)	$(0.11)
Diluted net income (loss) per common share from discontinued operations	$0.14	$(0.04)
Diluted net loss per common share attributable to stockholders of Advantage Solutions Inc.	$(0.02)	$(0.15)

Weighted-average number of common shares:
Basic	321,458,155	321,135,117
Diluted	321,458,155	321,135,117

Comprehensive (Loss) Income:
Net loss attributable to stockholders of Advantage Solutions Inc.	$(5,307)	$(47,587)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(2,717)	1,524
Total comprehensive loss attributable to stockholders of Advantage Solutions Inc.	$(8,024)	$(46,063)

Advantage Solutions Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

Consolidated	Three Months Ended
	2024	2023
(in thousands)
Net loss	$(3,115)	$(47,678)
Add:
Interest expense, net	35,793	47,191
Benefit from income taxes	(1,628)	(7,696)
Depreciation and amortization	52,356	57,104
Equity-based compensation of Karman Topco L.P.(a)	392	(2,269)
Change in fair value of warrant liability	287	(73)
Fair value adjustments related to contingent consideration related to acquisitions(b)	689	4,292
Acquisition and divestiture related expenses(c)	1,319	2,432
(Gain) loss on divestitures	(57,016)	16,497
Reorganization expenses(d)	37,126	11,148
Litigation expenses(e)	284	—
Costs associated with COVID-19, net of benefits received(f)	—	1,017
Costs associated with the Take 5 Matter(g)	240	80
Stock-based compensation expense(h)	7,220	11,210
EBITDA for economic interests in investments(i)	4,813	(1,185)
Adjusted EBITDA	$78,760	$92,070

Branded Services Segment	Three Months Ended
	2024	2023
(in thousands)
Operating (loss) income from continuing operations	$(16,776)	$6,176
Operating income (loss) from discontinued operations	52,681	(14,470)
Add:
Depreciation and amortization	34,254	39,530
Equity-based compensation of Karman Topco L.P.(a)	498	(1,021)
Fair value adjustments related to contingent consideration related to acquisitions(b)	689	4,292
Acquisition and divestiture related expenses(c)	476	1,125
(Gain) loss on divestitures	(57,016)	16,497
Reorganization expenses(d)	18,777	6,545
Litigation expenses(e)	191	—
Costs associated with COVID-19, net of benefits received(f)	—	29
Costs associated with the Take 5 Matter(g)	240	80
Stock-based compensation expense(h)	2,283	3,685
EBITDA for economic interests in investments(i)	5,103	(1,275)
Branded Services Segment Adjusted EBITDA	$41,400	$61,193

Experiential Services Segment	Three Months Ended
	2024	2023
(in thousands)
Operating loss from continuing operations	$(5,027)	$(4,678)
Operating income (loss) from discontinued operations	5,504	(211)
Add:
Depreciation and amortization	9,921	9,065
Equity-based compensation of Karman Topco L.P.(a)	(44)	(547)
Acquisition and divestiture expenses(c)	315	392
Reorganization expenses(d)	4,350	1,966
Litigation expenses (e)	173	—
Costs associated with COVID-19, net of benefits received(f)	—	912
Stock-based compensation expense(h)	2,223	(101)
EBITDA for economic interests in investments(i)	(290)	64
Experiential Services Segment Adjusted EBITDA	$17,125	$6,862

Retailer Services Segment	Three Months Ended
	2024	2023
(in thousands)
Operating (loss) income from continuing operations	$(4,959)	$5,246
Operating loss from discontinued operations	(86)	(319)
Add:
Depreciation and amortization	8,181	8,509
Equity-based compensation of Karman Topco L.P.(a)	(62)	(701)
Acquisition and divestiture related expenses(c)	528	915
Reorganization expenses(d)	13,999	2,637
Litigation recovery(e)	(80)	—
Costs associated with COVID-19, net of benefits received(f)	—	76
Stock-based compensation expense(h)	2,714	7,626
EBITDA for economic interests in investments(i)	—	26
Retailer Services Segment Adjusted EBITDA	$20,235	$24,015

Advantage Solutions Inc.

Adjusted Unlevered Free Cash Flow Reconciliation

(Unaudited)

Three Months Ended March 31,
(in thousands)	2024
Net cash (used in) provided by operating activities	$(8,894)
Less:
Purchase of property and equipment	(16,155)
Cash received from interest rate derivatives	(7,969)
Add:
Cash payments for interest	30,838
Cash payments for income taxes	3,727
Cash paid for acquisition and divestiture related expenses(k)	551
Cash paid for reorganization expenses(l)	34,323
Cash paid for contingent consideration included in operating activities(m)	4,808
Cash paid for costs associated with COVID-19, net of benefits received(n)	—
Cash paid for costs associated with the Take 5 Matter(o)	—
Net effect of foreign currency fluctuations on cash	(2,136)
Adjusted Unlevered Free Cash Flow	$39,093

Three Months Ended March 31,
2024
(amounts in thousands)
Numerator - Adjusted Unlevered Free Cash Flow	$39,093
Denominator - Adjusted EBITDA	78,760
Adjusted Unlevered Free Cash Flow as a percentage of Adjusted EBITDA	49.6%

Advantage Solutions Inc.

Reconciliation of Total Debt to Net Debt

(Unaudited)

(amounts in millions)	March 31, 2024
Current portion of long-term debt	$13.3
Long-term debt, net of current portion	1,795.9
Debt classified as held for sale	4.8
Less: Debt issuance costs	(28.7)
Total Debt	1,842.7
Less: Cash and cash equivalents	112.3
Cash classified as held for sale	5.3
Total Net Debt	$1,725.1

LTM Adjusted EBITDA (j)	$411.0
Net Debt / LTM Adjusted EBITDA ratio	4.2x

_______________________

(a)

Represents expenses related to (i) equity-based compensation expense associated with grants of Common Series D Units of Karman Topco L.P. ("Topco") made to one of the equity holders of Topco and (ii) equity-based compensation expense associated with the Common Series C Units of Topco.

(b)	Represents adjustments to the estimated fair value of our contingent consideration liabilities related to our acquisitions.
(c)

Represents fees and costs associated with activities related to our acquisitions, divestitures, and related reorganization activities, including professional fees, due diligence, and integration activities.

(d)	Represents fees and costs associated with various internal reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(e)	Represents legal settlements, reserves, and expenses that are unusual or infrequent costs associated with our operating activities.
(f)

Represents (i) costs related to implementation of strategies for workplace safety in response to COVID-19, including additional sick pay for front-line associates and personal protective equipment; and (ii) benefits received from government grants for COVID-19 relief.

(g)	Represents (i) cash receipts from an insurance policy for claims related to the Take 5 Matter; and (ii) costs associated with the Take 5 Matter, primarily, professional fees and other related costs.
(h)	Represents non-cash compensation expense related to the 2020 Incentive Award Plan and the 2020 Employee Stock Purchase Plan.
(i)

Represents additions to reflect our proportional share of Adjusted EBITDA related to our equity method investments and reductions to remove the Adjusted EBITDA related to the minority ownership percentage of the entities that we fully consolidate in our financial statements.

(j)	Represents unaudited periods April 1, 2023 to March 31, 2024 to sum up to last twelve months of financials (summations are unaudited).
(k)

Represents cash paid for fees and costs associated with activities related to our acquisitions, divestitures and reorganization activities including professional fees, due diligence, and integration activities.

(l)	Represents cash paid for fees and costs associated with various reorganization activities, including professional fees, lease exit costs, severance, and nonrecurring compensation costs.
(m)	Represents cash paid included in operating cash flow for our contingent consideration liabilities related to our acquisitions.
(n)

Represents cash paid or (cash received) for (a) costs related to implementation of strategies for workplace safety in response to COVID-19, including additional sick pay for front-line associates and personal protective equipment; and (b) benefits received from government grants for COVID-19 relief.

(o)	Represents cash paid for costs associated with the Take 5 Matter, primarily, professional fees and other related costs.

Investor Contacts:

Ruben Mella

ruben.mella@advantagesolutions.net

Media Contacts:

Peter Frost

peter.frost@advantagesolutions.net